Exhibit 99.2
To our employees:
Although I’ve spoken with many of you recently, some of you have asked for a broader overview of the state of iPass.
This summer, I spoke with hundreds of customers, partners and shareholders about iPass’ progress and direction. As a result of what I have heard and seen, I remain very optimistic about the Company’s future.
The Business Model: Just two years ago, dial revenues accounted for more than 90% of our total revenues. As users migrated from dial connectivity to broadband, this mature business began to erode. To respond to this fundamental change in our market, we have successfully reinvented our business by developing new revenue streams and by re-engineering the business to control costs and improve margins.
To create new revenue opportunities and to continue serving our customers’ growing needs for secure and ubiquitous connections, we created the world’s largest, enterprise-grade broadband footprint, we developed new functionality to increase the value of our software, and we launched new sales and marketing initiatives for the rapidly expanding broadband environment.
As a result of these initiatives, by the second quarter of 2006 our revenues from broadband, software and services fees accounted for 41 percent of our total revenues — up from 18 percent in the same quarter just a year before. Today, we believe none of our competitors can match the global scale and depth of our network, our broad suites of products and services, and the quality and stability of our partners and customers.
Now, as we prepare for our next period of growth, we are working carefully to take excess costs out of our business while positioning our broadband, software and service business for long-term sustainable growth. We believe that this will create long-term opportunities for our employees, customers and partners—while simultaneously growing profits and delivering strong returns for our shareholders.
We have nearly completed the transition from our legacy dial business, but there is still much work to be done. You can track our progress through our revenues. (See Table 1.)
Table 1: iPass revenues in millions of dollars.

	Q2’06	Q1’06	Q2’05
Total Revenues	$47.4	$44.3	$43.1
Broadband Revenues	$9.7	$5.7	$2.1
Software and Service Revenues	$9.6	$8.0	$5.7
Dial Revenues	$28.0	$30.6	$35.3

By the end of 2006, we expect dial revenues to account for less than 50 percent of our total revenues for the first time ever, with more than half of our revenues coming from broadband, software and services. Our goal is to continue to grow our broadband, software and service revenues, and we are confident in our ability to do so. So confident in fact, that the vesting for management’s and the Board’s 2007 restricted share grants depends upon achieving $200 million in broadband, software and service fee revenues in 2008.
This transition from dial to broadband has been difficult for all of us. We have had to make many difficult personnel decisions – and more may need to be made as we drive our business into the future. Yet, the successes we have achieved – though not yet complete – are a testament to everyone’s hard work, resilience and teamwork.
I would like to review the major initiatives that are underway today inside iPass.
Integration of GoRemote: GoRemote is providing iPass with an important broadband solution to fixed locations. It strengthens our suite of access and security products and should help us accelerate our transition to broadband; it allows us to serve customers who want this capability.
In the days after we acquired GoRemote, we communicated to you that our integration plan had two primary objectives: to integrate GoRemote into our systems and platforms without customer disruption; and to reduce our operating costs.
We are pleased to report that we are on track to meet both objectives.
Re-engineering the Business: At the same time we have been integrating GoRemote, we have been implementing changes in iPass’ business model. These changes are aimed at reducing our operating costs, increasing the efficiency and effectiveness of our sales efforts, and allowing us to increase our global customer base without significantly increasing our operating expenses.
One example of re-engineering the business is the shift of much of our software development and quality assurance work to our facility in India. Our Indian team gives us the engineering capacity we need to add new customers and partners. By utilizing our efficient Indian operations, we now have the ability to grow revenues without increasing costs.
Other examples of our re-engineering are changes we have been making in our North American Sales organization. We are making these changes with an eye towards future profitable growth. But we shouldn’t mistake these changes for a lack of success with the current sales team. Our sales organization has been very effective despite dial pricing and volume erosion. With success in positioning new services and packages available, the sales team has continued to deliver committed sales contracts. The benefits of the deals closed a year ago are just now being realized. Our sales and deployment cycles mean that sales cycles begun in 2005 are only recently generating revenue for the business.

The power of the long-term and “sticky” relationships that we establish with our customer base cannot be over emphasized. Nevertheless, we look for the next competitive advantage and opportunity to scale the business.
So, while we will continue to sell our products and services directly to customers, we have initiated a program that places a larger emphasis on our channel partners. For example, we have signed six of the world’s top 50 telecommunications providers as FlexConnect partners who are now selling our services as part of their offerings. This sales effort is allowing us to reach new customers at a much lower cost, and, as a result our sales force has never been more productive.
A key goal of our initiatives to integrate GoRemote and to re-engineer our business was to sharply reduce our operating costs and to further improve our operating margins. Here is what we said in our Aug. 8, 2006 news release:
“By the first quarter of 2007, iPass expects to reduce non-stock compensation network operations, research and development, sales and marketing, and general and administrative expenses up to $5 million per quarter, as compared to the combined pro-forma iPass-GoRemote expenses for the fourth quarter of 2005.”
At this point, we are on track with our plans to both integrate GoRemote and re-engineer the business.
Revenue growth is important to margin growth: As you know, iPass makes use of dial and broadband networks owned by carriers and other network providers. As a result, our ability to negotiate costs and improve margins is highly related to the amount of traffic we generate for our network partners. iPass’ success in achieving high dial margins was driven by the amount of traffic and revenues we would generate. This is the same case in the broadband world. Increasing our broadband user base and revenues helps us improve our broadband operating margins and overall profitability.
The Board remains focused on the recovery of our margins to previous levels and believe this will be accomplished through the combination of revenue growth from our product initiatives and the cost efficiencies delivered through our re-engineering work. Over the next three quarters, we’ve set solid targets for cost reductions that are a product of our integration and re-engineering work. These costs reductions establish a base, from which we can build targets for operating margin into 2008, with a clearer line of sight to both revenue mix and costs. We have the opportunity to see our margins recover as we move from a single product platform to a multi-product platform.
As you might expect, some people have disagreed with a few of our recent moves, or have questioned why the transition is taking so long. Here is how we have been responding:

“Our best defense is delivering solid results, and that is our absolute top priority. We remain focused on delivering long-term value for all our shareholders, and we believe our growth initiatives and cost controls will get us there.”
We are seeing early indications that our efforts are sound, as noted in Table 2.
Table 2: Number of iPass users and venues by type.

	Q2’06	Q1’06	Q2’05
iPassConnect Software Users	967,000	944,000	870,000
iPass On-Network Users	793,000	808,000	819,000
iPass Off-Network Users	174,000	136,000	51,000
Broadband Users	126,000	103,000	64,000
Broadband Venues	63,000	43,000	23,000
Forbes Global 2000 Customers	352	307	270
We expect the Company to return to total revenue growth in Q1 2007 as our broadband, software and service fee revenues exceed dial revenues and more than offset the continued decline in dial revenues. We believe our cost reductions and re-engineering efforts will gain traction and lead to profitable growth.
Balance Sheet: It is the Board’s view that the Company’s current cash balance gives the Company’s existing and potential large customers, network providers and partners significant comfort in the Company’s staying power as it seeks to transition from the rapidly declining dial business to a suite of services built around broadband access and software services. Once the Company returns to being a steady producer of cash, the Board intends to consider the merits of a more aggressive buyback of stock. It should be noted that the company’s Board authorized a $30 million stock repurchase in Q2 2006.
Summary: The transition from our dial business is not yet complete. But we believe that the most difficult phases of this transition are behind us. The Board and our management team believe executing on our strategic plan will create long term shareholder value. Let me personally thank you for your support in the past, and your continuing support in the future.
Thank you,
/s/ Ken Denman
Ken Denman
Chairman and CEO

The statements made in this letter regarding future events or results, such as those relating to our optimism about the Company’s future, dial and broadband revenues and margins, the growth of our business, and our expectations regarding our transition to broadband, operating expenses, future profitability, cash generation, stock buybacks and integration with GoRemote, among others, are forward-looking statements, which reflect our current judgment regarding our potential future operating results and performance. Many of these statements can be identified by our use of the words “expect,” “believe,” “intends,” “should” and “will.” Because these statements deal with future events, they are subject to risks and uncertainties, which could cause actual results to differ materially. Actual results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties, including: the rate of decline in use of narrowband/dial technology as a means of enterprise connectivity may be faster than we predict; the risk that we will not be able to generate broadband revenues in the manner expected; we may not be able to fully realize the benefits we expect from our acquisition of GoRemote due to a variety of factors, including unexpected difficulties in completing the integration of the operations of GoRemote into our operations; volatility in the telecommunications and technology industries, which may make it difficult for us to expand our services; rapidly emerging changes in the nature of markets served by us, which may not be compatible with our services; increased competition, which may cause pricing pressure on the fees we charge; we could unexpectedly lose current integrated broadband access points if one or more current broadband access point providers perceive our services to be competing with the provider’s services in a manner that renders the relationship with us detrimental to the provider; we may not be able to establish additional relationships with broadband access point providers at the level we expect if we are unable to negotiate such relationships on terms acceptable to both us and the providers on the timeframe we currently expect for any number of reasons, including perceived competition with the providers; and we may not be able to generate revenue from new services if market acceptance of those new services is not as we expect. Detailed information about other potential factors that could affect our business, financial condition and results of operations is included in our Quarterly Report on Form 10-Q under the caption “Factors Affecting Operating Results”, in Item 2 of that report, filed with the Securities and Exchange Commission on August 9, 2006 and available at the SEC’s Web site at www.sec.gov. We undertake no responsibility to update the information in this letter if any forward-looking statement later turns out to be inaccurate.